SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2008

STEN CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	000-18785	41-1391803
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

10275 Wayzata Blvd.  Suite 310, Minnetonka, Minnesota 55305

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (952) 545-2776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1, 3, 4 and 6 through 9 are not applicable and therefore omitted.

Item 2.04        Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

STEN Corporation (the “Company”) is the obligor on renewable unsecured subordinated notes (the “notes”) with various maturity dates.  The notes are subject to an Indenture dated April 15, 2007 with Wells Fargo Bank National Association, as trustee (the “Indenture”).  Upon maturity, the notes will be automatically renewed for the same term as the maturing note at an interest rate that the Company is offering at that time to other investors with similar aggregate note portfolios for notes of the same term, unless the Company or the holder elects not to have the note renewed.  As of October 29, 2008, there was $7,196,486 in principal amount of notes outstanding.

The Company continually evaluates the possible effects of significant note non-renewals on its liquidity.  In view of the current crisis in the credits markets, which became particularly acute in October, the Company initially concluded to delay tendering the required payment on the maturity date for a note of $100,000 in principal amount as request by the holder on October 16, 2008. For similar reasons the Company also has delayed a payment of $150,000 in principal amount of a note to another holder.  The second note had a maturity date of October 18, 2008.  Under the Indenture, it is an event of default if the Company fails to pay the principal amount of any note when it  becomes due and payable, and such failure continues for a period of 10 days.  Therefore, as of October 26, 2008 and October 28, 2008, there existed two events of default with respect to the notes.  Under the Indenture, if a payment event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least a majority in principal amount of the then outstanding Securities by written notice to the Company and the trustee, may declare the unpaid principal of and any accrued interest on all the notes to be due and payable.  As of the date of filing of this Form 8-K, the Company has not received a notice of acceleration relating to the notes.

On October 30, 2008, the Company repaid in full the $100,000 in principal amount of one of the past-due notes using, in part, funds drawn from its Security Agreement (the “Security Agreement”) with LV Administrative Services, Inc. as administrative and collateral agent for Valens U.S. SPV I, LLC (the “Lender ”).  The Company believes it has an agreement in principle with the Lender to amend the Security Agreement to permit additional assets relating to its Stencor, Inc. manufacturing subsidiary to be included in the borrowing base under the Security Agreement,  supplementing the Company’s liquidity by permitting additional borrowing under the Security Agreement.  The Company expects to repay the $150,000 in principal amount of the other past-due note following the execution of an amendment to the Security Agreement.  The Company also expects that in connection with the amendment to the Security Agreement, the Lender will waive the event of default under the Security Agreement triggered by the event of default with respect to the notes.  As of October 29, 2008, there is approximately $7,238,300 in indebtedness outstanding under the Security Agreement.  Following the occurrence of an event of default under the Security Agreement, the agent for the Lender shall have the right to demand repayment in full of all obligations under the Security Agreement, whether or not otherwise due.  As of the date of filing of this Form 8-K, the Company has not received a demand for payment of the obligations under the Security Agreement.

Item 5.02        Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of

Certain Officers

On October 28, 2008, Steven F. Sabes resigned as a director of the Company for a reason unrelated to any disagreement regarding the Company’s operations, policies or practices.  Mr. Sabes stated that he was resigning to devote more time to his other businesses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 30, 2008	STEN CORPORATION By: /s/ Kenneth W. Brimmer Kenneth W. Brimmer Chief Executive Officer